Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Preliminary Pricing Supplement No. 209 - Dated Monday, October 21, 2019 (To: Prospectus dated August 7, 2018)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
02006DTK7	[]	100.00%	1.125%	[]	Fixed	2.400%	Monthly	10/15/2022	11/15/2019	$1.00	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2020 and Monthly thereafter with 30 Calendar Days Notice.
02006DTL5	[]	100.00%	1.700%	[]	Fixed	2.600%	Monthly	10/15/2024	11/15/2019	$1.08	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2020 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, October 21, 2019 through Monday, October 28, 2019	Ally Financial Inc.
	Trade Date: Monday, October 28, 2019 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, October 31, 2019	Prospectus dated August 7, 2018
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.